                                                                    EXHIBIT 23.1




                  Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 352,500 shares of common stock for the Cutter & Buck Inc. 1997 Stock Incentive Plan and the March 12, 1996 Sales Representative Stock Option Agreements of our report dated June 16, 1997, with respect to the consolidated financial statements of Cutter and Buck Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended April 30, 1997 and of our report dated July 24, 1997 with respect to the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


Seattle, Washington
December 23, 1997


                                         15